Exhibit 99.1

Dime Announces Significant Expansion of Private and Commercial Bank With Launch of National Deposits Group

Industry Veteran Martin Ball to join Dime and Lead National Deposits Group

HAUPPAUGE, N.Y., March 12, 2024 (GLOBE NEWSWIRE) -- Dime Community Bancshares, Inc. (the “Company” or “Dime”) (NASDAQ: DCOM), the parent company of Dime Community Bank (the “Bank”), continues to execute its growth plan and announced today the launch of a National Deposits Group.

The National Deposits Group will expand Dime’s capabilities into several new deposit-rich verticals including: death care services, escrow servicing, family offices, fund banking, hedge funds, insurance, medical billing, private equity, software, and third party payment processors, while also focusing on several other industries where Dime has a presence. The team has a long history of working together and will focus on gathering low-cost relationship-based deposits.

The new National Deposits Group will consist of:

●	Martin Ball – Head of National Deposits. Mr. Ball was previously Head of National Deposits at Valley Bank and prior to that an EVP of Bank OZK
●	Glen Carballo – Director of National Deposits. Mr. Carballo will be responsible for business development
●	Gail Balmaceda and Christian Sanchez will handle day-to-day onboarding and ongoing relationship management

“We chose to move to Dime for its strong vision of marrying a single point of contact approach with best-in-class technology. This combination will allow us to service deposit-rich niches with enhanced offerings including a streamlined treasury management offering, enhanced fraud prevention tools, and a state-of-the-art escrow and sub-accounting system. We look forward to attracting and servicing customers in targeted verticals with a model that is focused on expertise, efficiency and execution,” said Martin Ball.

Commenting on the National Deposits Group, Stuart H. Lubow, President and Chief Executive Officer of Dime, said, “Martin and his team have a proven track record of building deposit-rich verticals and we are incredibly excited to attract a banker of his caliber. With the launch of the National Deposits Group, our Private and Commercial Bank will have another growth engine in the years ahead.”

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $13.6 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com

 (¹) Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.